Exhibit 99.1

News Release 22 West Washington Street Chicago Illinois 60602	Telephone: +1 312 696-6000 Facsimile: +1 312 696-6009

Contacts:

Media:  Margaret Kirch Cohen, 312-696-6383 or margaret.cohen@morningstar.com

Investors: Investors may submit questions to investors@morningstar.com or by fax to 312-696-6009.

FOR IMMEDIATE RELEASE

Morningstar, Inc. to Acquire Chicago-based Logical Information Machines, Inc., Leading Provider of Data and Analytics for the Energy, Financial, and Agriculture Sectors

CHICAGO, Dec. 11, 2009—Morningstar, Inc. (Nasdaq: MORN), a leading provider of independent investment research, today announced it has entered into a definitive agreement to acquire Logical Information Machines, Inc. (LIM), a leading provider of data and analytics for the energy, financial, and agriculture sectors, for $51.5 million, subject to post-closing adjustments. LIM had revenue of approximately $20 million for the last 12 months. The companies expect to complete the transaction this month, subject to customary closing conditions, which include approval by LIM’s shareholders.

LIM is a pioneer in providing market pricing data, securities reference data, historical event data, predictive analytics, and advanced data management solutions that help customers manage large sets of time-series data. The company collects, unifies, and conducts quality assurance on data from more than 180 providers in the energy, financial, and agriculture sectors and provides clients with one central source for data intelligence and analysis. Clients also have the flexibility to use LIM’s tools for analyzing their own proprietary data, which they may have been collecting for years.

LIM’s clients include some of the world’s largest asset managers, banks, oil companies, power and natural gas trading firms, utilities, risk managers,  and agriculture and commodities trading firms.

“LIM has been in the data management and aggregation business for 20 years and has developed a proprietary time-series database technology that serves as an essential hub for trading desks and risk managers at many Fortune 500 companies. LIM’s solutions are deeply integrated with its clients’ platforms, which make them invaluable to customers,” said Joe Mansueto, chairman and CEO of Morningstar.

Mansueto added, “LIM is a financially healthy firm with a strong record of success, subscription-based revenue, and a large, stable client base. We were attracted to LIM because it complements our core data and software businesses and provides a new distribution channel for Morningstar. Additionally, we serve many of the same financial services firms, but we’re working with different departments within those organizations. By joining forces, we can offer our clients more robust services from one provider.”

“Becoming part of Morningstar will help us expand our business, especially outside the United States where we’re in the early stages of developing our offerings,” said Anthony “Tony” Kolton, co-founder, president, and CEO of LIM. “We see many opportunities in Asia, for example, which originates a significant amount of the world’s trading and where Morningstar has been operating for more than a decade.”

LIM was founded in 1989 and has approximately 80 employees in Austin, Houston, Chicago, New York, and London. Once the acquisition is completed, LIM will become a wholly owned subsidiary of Morningstar and Kolton will serve in an advisory role. Kishore Gangwani, currently senior vice president, corporate sales and business development for Morningstar, will become president of LIM. He will report to Tao Huang, chief operating officer of Morningstar. Gangwani has worked for Morningstar for almost a decade and is responsible for building and maintaining the company’s key global client relationships. Before joining Morningstar, he worked in management consulting and manufacturing. He has an MBA from the University of Chicago and bachelor’s and master’s degrees in chemical engineering.

Marlin & Associates New York LLC acted as strategic and financial advisor to LIM’s investors.

About Morningstar, Inc.

Morningstar, Inc. is a leading provider of independent investment research in North America, Europe, Australia, and Asia. The company offers an extensive line of Internet, software, and print-based products and services for individuals, financial advisors, and institutions. Morningstar provides data on more than 325,000 investment offerings, including stocks, mutual funds, and similar vehicles, along with real-time global market data on more than 4 million equities, indexes, futures, options, commodities, and precious metals, in addition to foreign exchange and Treasury markets. The company has operations in 20 countries and minority ownership positions in companies based in two other countries.

Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discussed not to occur or to differ significantly from what we expected. For us, these risks and uncertainties include, among others, general industry conditions and competition, including the global financial crisis that began in 2007; the impact of market volatility on revenue from asset-based fees; damage to our reputation resulting from claims made about possible conflicts of interest; liability for any losses that result from an actual or claimed breach of our fiduciary duties; financial services industry consolidation; a prolonged outage of our database and network facilities; challenges faced by our non-U.S. operations; and the availability of free or low-cost investment information. A more complete description of these risks and uncertainties can be found in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2008. If any of these risks and uncertainties materialize, our actual future results may vary significantly from what we expected. We do not undertake to update our forward-looking statements as a result of new information or future events.

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©2009 Morningstar Inc.  All rights reserved.

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